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                                                                      EXHIBIT 11


                         SATCON TECHNOLOGY CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                                            ------------------------------------------
                                                                1996           1995           1994
                                                            ------------   ------------   ------------
Calculation of Shares:
     Weighted Average Shares Outstanding..................    7,285,756      7,079,855      6,601,282
     Net Shares Outstanding from Assumed Exercise
          of stock options................................         -              -           619,681
     Net Warrants Outstanding from Assumed Exercise
          of Warrants.....................................         -              -           126,135
                                                            ------------   ------------   ------------
     Net Common Stock Equivalents Outstanding.............         -              -           745,816
                                                            ------------   ------------   ------------
     Weighted Average Shares - Primary....................    7,285,756      7,079,855      7,347,098
                                                            ------------   ------------   ------------
     Additional Shares Assumed Exercised with Full
          Dilution - Options..............................         -              -              -
     Additional Shares Assumes Exercised with Full
          Dilution - Warrants.............................         -              -            20,383
                                                            ------------   ------------   ------------
     Weighted Average Shares - Fully Diluted..............    7,285,756      7,079,855      7,367,481
                                                            ============   ============   ============

Calculation of Earnings per Share:
     Net Income...........................................  $(2,864,836)   $(1,210,045)    $1,244,892
     Primary Earnings per Share...........................  $     (0.39)   $     (0.17)    $     0.17
     Fully Diluted Earnings per Share.....................  $     (0.39)   $     (0.17)    $     0.17
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